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EXHIBIT 4.14

SUPPLEMENT NO. ONE
TO
SECOND PRIORITY SECURITY AGREEMENT

    THIS SUPPLEMENT NO. ONE (this "Supplement") dated as of the 30th day of April, 2004, to the Second Priority Security Agreement dated as of May 30, 2003, among PLIANT CORPORATION, a Utah corporation (the "Issuer"), each subsidiary of the Issuer listed on Schedule I thereto (each such subsidiary individually a "Guarantor" and collectively, the "Guarantors"; the Guarantors and the Issuer are referred to collectively herein as the "Grantors") and WILMINGTON TRUST COMPANY, a Delaware banking corporation ("Wilmington Trust") as collateral agent (in such capacity, the "Collateral Agent") for the Secured Parties (as defined herein).

        A.    Reference is made to (a) the Indenture dated as of May 30, 2003 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among the Issuer, the Guarantors and Wilmington Trust, (in such capacity, the "Trustee") and (b) the Intercreditor Agreement dated as of May 30, 2003 (as amended, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among the Issuer, the Collateral Agent and the Credit Agent.

        B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Priority Security Agreement and the Indenture.

        C.    The Grantors have entered into the Second Priority Security Agreement in order to induce the Trustee to enter into the Indenture and the Initial Purchasers to purchase the Notes. Pursuant to Section 4.11 of the Indenture, the Company is required to cause certain of its Subsidiaries that are not Grantors to enter into this Agreement as a Grantor. Section 7.15 of the Second Priority Security Agreement provides that additional Subsidiaries of the Issuer may become Grantors under the Second Priority Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the "New Grantor") is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Second Priority Security Agreement as consideration for the purchase of the Notes by the Initial Purchasers.

        Accordingly, the Collateral Agent and the New Grantor agree as follows:

        Section 1.    In accordance with Section 7.15 of the Second Priority Security Agreement, the New Grantor by its signature below becomes a Grantor under the Second Priority Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Second Priority Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations (as defined in the Second Priority Security Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor's right, title and interest in and to the Collateral (as defined in the Second Priority Security Agreement) of the New Grantor, subject to the provisions of the Intercreditor Agreement (as provided in Section 7.16 of the Second Priority Security Agreement). Each reference to a "Grantor" in the Second Priority Security Agreement shall be deemed to include the New Grantor. The Second Priority Security Agreement is hereby incorporated herein by reference.

        Section 2.    The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        Section 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

        Section 4.    The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Grantor and (b) set forth under its signature hereto, is the true and correct location of the chief executive office of the New Grantor.

        Section 5.    Except as expressly supplemented hereby, the Second Priority Security Agreement shall remain in full force and effect.

        Section 6.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        Section 7.    In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Second Priority Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        Section 8.    All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Second Priority Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature below.

        Section 9.    The New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

        IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Second Priority Security Agreement as of the day and year first above written.

UNIPLAST INDUSTRIES CO.
By:
	Name:	Brian E. Johnson
	Title:	Executive Vice President, Treasurer & Assistant Secretary
WILMINGTON TRUST COMPANY, as Collateral Agent,
By:
Name:
Title:

SCHEDULE I
to Supplement No. One to the
Second Priority Security Agreement

LOCATION OF COLLATERAL

Description	Location
Accounts Receivable and/or General Intangibles	301 Forest Avenue Orilla, Ontario L3V 6R9
Inventory, Equipment & Other Collateral	301 Forest Avenue Orilla, Ontario L3V 6R9
225 Hughes Road Orilla, Ontario L3V 6R9
Jackson Warehouse 475 Memorial Ave. Orilla, Ontario L4V 6H1

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  EXHIBIT 4.14
SUPPLEMENT NO. ONE TO SECOND PRIORITY SECURITY AGREEMENT
SCHEDULE I to Supplement No. One to the Second Priority Security Agreement